                                                                    EXHIBIT 12.1

                              SAFELITE GLASS CORP.
                               RATIO OF EARNINGS
                                TO FIXED CHARGES
                             (Dollars in Millions)

                                                                               FISCAL YEAR (1)
                                                ---------------------------------------------------------------------------
                                                                                                                 PRO FORMA
                                                1992          1993          1994          1995          1996        1996
                                                ----          ----          ----          ----          ----        ----

EARNINGS & LOSSES:
   PRE-TAX INCOME (LOSS) FROM CONTINUING
      OPERATIONS                                ($63.2)     ($21.6)         ($2.9)         $7.5         $19.2      $ 1.4
   INTEREST EXPENSE                               41.4        15.5            4.5           6.0           6.7       24.5
   PORTION OF RENTAL EXPENSE REPRESENTATIVE
      OF AN INTEREST FACTOR                       12.5        11.0           11.5          12.0          12.5       12.5
                                                ------      ------          -----          ----         -----      -----
   TOTAL EARNINGS (LOSSES)                       ($9.3)       $4.9          $13.1         $25.5         $38.4      $38.4
                                                ======      ======          =====         =====         =====      =====

FIXED CHARGES:
   INTEREST EXPENSE                              $41.4       $15.5           $4.5          $6.0          $6.7      $24.5
   PORTION OF RENTAL EXPENSE REPRESENTATIVE
      OF AN INTEREST FACTOR                       12.5        11.0           11.5          12.0          12.5       12.5
                                                ------      ------          -----         -----         -----      -----
   TOTAL FIXED CHARGES                           $53.9       $26.5          $16.0         $18.0         $19.2      $37.0
                                                ======      ======          =====         =====         =====      =====
RATIO OF EARNINGS TO FIXED CHARGES                 --          --             --            1.4X          2.0X       1.0X

(1) THE COMPANY'S FISCAL YEAR ENDS ON THE SATURDAY CLOSEST TO DECEMBER 31 OF EACH YEAR.